Prospectus Supplement                            File Pursuant to Rule 424(b)(4)
To Prospectus Dated June 22, 2000                Registration No. 333-37208

                             BURR-BROWN CORPORATION

                                  $250,000,000

                 4 1/4% CONVERTIBLE SUBORDINATED NOTES DUE 2007
           AND THE COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES

         This prospectus supplement relates to the resales by the selling shareholders of 4 1/4% convertible subordinated notes due 2007 of Burr-Brown Corporation and the shares of common stock, par value of $0.01 per share, of Burr-Brown Corporation issuable upon the conversion of the notes.

         This prospectus supplement should be read in conjunction with the prospectus dated June 22, 2000, which is to be delivered with this prospectus supplement. All capitalized terms used but not defined in the prospectus supplement shall have the meanings given them in the prospectus.

         The table below sets forth information as of the date hereof concerning beneficial ownership of the notes of the selling securityholders listed below. All information concerning beneficial ownership has been furnished by the selling securityholders.

                                     Principal Amount
                                      At Maturity of
                                          Notes                          Shares of
                                       Beneficially      Percentage     Common Stock      Percentage of
                                    Owned That May Be     of Notes      That May be       Common Stock
Name                                       Sold         Outstanding       Sold (1)       Outstanding (2)
FIRST UNION SECURITIES INC.             3,450,000           1.4            59,709               *
FLEETWOOD ROBERTSON STEPHENS            7,000,000           2.8           121,149               *
GLG GLOBAL CONVERTIBLE FUND             1,165,000            *             20,162               *
GLG GLOBAL CONVERTIBLE UCITS FUND         335,000            *             5,797                *
GOLDMAN SACHS AND COMPANY                 250,000            *             4,326                *
KBC FINANCIAL PRODUCTS                    400,000            *             6,922                *
MAINSTAY CONVERTIBLE FUND               2,000,000            *             34,614               *
MAINSTAY VP CONVERTIBLE                 1,500,000            *             25,960               *
           PORTFOLIO

*        Less than 1%

(1) Assumes conversion of all of the holder's notes at a conversion price of $57.78 per share of common stock. However, this conversion price will be subject to adjustment as described under "Description of Notes--Conversion of Notes." As a result, the amount of common stock issuable upon conversion of the notes may decrease in the future.

(2) Calculated based on Rule 13d-3(d)(i) of the Securities and Exchange Act using 58,254,005 shares of common stock outstanding as of May 5, 2000. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular holder's notes. However, we did not assume the conversion of any other holder's notes.

         THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 6 OF THE PROSPECTUS.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

            The date of this Prospectus Supplement is August 2, 2000